Filed Pursuant to Rule 424(b)(5)
Registration No. 333-172190

PROSPECTUS SUPPLEMENT	DATED DECEMBER 13, 2012
(To the Prospectus dated April 13, 2011)

6,250,000 Shares of Common Stock

Superconductor Technologies Inc. is offering 6,250,000 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SCON”. On December 12, 2012, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.41 per share.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock or other securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. The aggregate market value of our outstanding voting and nonvoting common equity as calculated pursuant to General Instruction I.B.6 is $14,511,816. For purposes of this calculation we have used the closing price on October 24, 2012, which was $0.50. We have sold $1,150,000 of securities in reliance on General Instruction I.B.6. of Form S-3 during the 12 calendar months prior to and including the date of this prospectus supplement.

Our business and an investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and in the corresponding section of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$0.32	$2,000,000
Placement Agent fee (1)	$0.0224	$140,000
Proceeds, before expenses, to us	$0.2976	$1,860,000

(1)	Does not include additional compensation payable to Aegis Capital Corp., the placement agent. See “Plan of Distribution” for a description of compensation payable to the placement agent.

Delivery of the shares of common stock is expected to occur on or about December 18, 2012, subject to customary closing conditions.

Aegis Capital Corp

The date of this prospectus supplement is December 13, 2012

Superconductor Technologies Inc. ("STI") is a world leader in the development and production of high temperature superconducting (HTS) materials, 2G HTS wire and associated technologies. As the premier developer of field-proven solutions for over 20 years, STI continues to meet evolving wireless communications and energy needs.

High Power Transmission and Distribution Cables

Transmit 5 to 10 times the electrical power of similar sized copper or aluminum transmission cables with improved efficiency

Next Generation Wind Turbines:

Superconducting wind turbines allow electric power utilities to add more "power per tower" while capturing cleaner energy at a lower cost than competing renewables

Industrial Motors and Generators:

When compared to a copper wire based electric rotating machine, future superconducting motors and generators offer significant power improvement and size reductions at higher efficiencies

CONDUCTUS®

Superconducting Wire

Superconducting Magnetic Energy Storage (SMES):

An alternate solution to batteries used for power grid energy storage backup

Superconducting Fault Current Limiters (SFCL):

Offers superior fault protection, increases reliability and survivability, and provides enhanced power recovery time

Next Generation Magnetic Resonance Imaging (MRI) Machines:

Increased magnetic field strength provides superior imaging quality

STI®

SUPERCONDUCTOR TECHNOLOGIES INC.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or additional information, you should not rely on it. We are not offering to sell or seeking offers to buy our securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. When we deliver this prospectus supplement or the accompanying prospectus or make a sale pursuant to this prospectus supplement, we are not implying that the information is current as of the date of the delivery or sale.

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, on Form S-3 (File No. 333-172190) on February 11, 2011 and which was declared effective by the SEC on April 13, 2011. Under the shelf registration process, we may offer from time to time shares of our common stock, preferred stock and warrants. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the securities that we are selling in this offering. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our securities being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Where You Can Find More Information” before investing in our securities.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, the terms “we,” “us,” “our” and similar terms used in this prospectus supplement and the accompanying prospectus refer to Superconductor Technologies Inc. and its subsidiaries.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains, and may incorporate by reference, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. These forward-looking statements relate to future events or our future performance and include, but are not limited to, statements concerning our business strategy, future commercial revenues, market growth, capital requirements, new product introductions, expansion plans and the adequacy of our funding. Other statements contained in this prospectus supplement or the accompanying prospectus that are not historical facts are also forward-looking statements. We have tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend” “plan,” “believe,” “seek,” “estimate” and other comparable terminology. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections.

Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	limited cash and a history of losses;

•	our ability to raise sufficient capital to fund our operations, and the impact on our strategic initiatives of any inability to raise such funds;

•	the impact of any such financing activity on the level of our stock price;

•	limited number of potential customers;

•	decreases in average selling prices for our products;

•	rapidly advancing technology in our target markets;

•	our need to overcome additional technical challenges in attaining milestones to develop and manufacture commercial lengths of our Conductus® HTS wire;

•	customer acceptance of our Conductus HTS wire;

•	the impact of competitive products, technologies and pricing;

•	limited number of suppliers for some of our components;

•	no significant backlog from quarter to quarter;

•	fluctuations in sales and product demand from quarter to quarter, which can be significant;

•	our proprietary rights, while important to our business, are difficult and costly to protect;

•	manufacturing capacity constraints and difficulties;

•	cost and uncertainty from compliance with environmental regulations; and

•	local, regional, and national and international economic conditions and events, and the impact they may have on us and our customers.

We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein or therein, or those that we may make orally or in writing from time to time, are based upon management’s beliefs and assumptions and are made based on information available to us as of the time made and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. Forward-looking statements may be contained in this prospectus supplement or the accompanying prospectus (and the documents incorporated by reference herein and therein) under “Risk Factors,” or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places. Any investor in us should consider all risks and uncertainties disclosed in our filings with the SEC described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement and our consolidated financial statements and the related notes and the other documents incorporated by reference into this prospectus supplement and in the accompanying prospectus.

Business Overview

We are a leading company in high temperature superconductor (HTS) materials and related technologies. HTS materials have the unique ability to conduct various signals or energy (e.g., electrical current or radio frequency (RF) signals) with little or no resistance when cooled to “critical” temperatures. Electric currents that flow through conventional conductors encounter resistance that requires power to overcome and generates heat. HTS materials can substantially improve the performance characteristics of electrical systems, reducing power loss, lowering heat generation and decreasing electrical noise. Circuits designed to remove interference inherent in some RF signals can also be made from HTS materials. Commercial use of HTS materials requires a number of cutting edge technologies, including development of HTS materials, specialized manufacturing expertise to create uniform thin layers of these materials, expert designs of circuits optimized for HTS materials, and technologies to maintain an extremely low temperature environment for HTS applications (although the critical temperatures for HTS are “high” compared with traditional superconductors, they are still extremely cold by other standards).

Strategic Initiatives

In addition to our ongoing design, manufacture, and sale of high performance infrastructure products for wireless voice and data applications described below, we have several unique capabilities and a proprietary HTS manufacturing system that we are adapting for the production of our Conductus HTS wire platform.

•

Wire Platform. Following a review of our technical capabilities and core competencies, we determined that extending our HTS materials production into a new wire platform for power applications offers an attractive strategic business opportunity. According to an Amadee + Company report in August, 2011, the global market for power generation equipment over the 2010 to 2020 period is estimated at approximately $2.35 trillion, while a Morgan Stanley report in March, 2009, states that the market for smart grid products in North American will be in excess of $100 billion by 2030. Our second generation (2G) HTS wire product development is focused on large markets where the advantages of HTS wire are recognized by the industry. HTS wire can increase power capacity, increase efficiency, reduce size, weight and footprint of equipment, and improve the utilization of assets.

•	Our initial product roadmap targets three important applications:

¡

Superconducting High Power Transmission Cables. HTS advanced power transmission cable transmits five to twenty times the electrical power of traditional copper or aluminum cables with much improved efficiency.

¡

Superconducting Fault Current Limiters (SFCL). SFCLs act like powerful surge protectors, preventing harmful faults from taking down costly substation equipment. SFCLs enable the energy efficient connections of distributed power sources to the grid, fast reliable grid protection, and utilize smart grid design criteria. According to an Amadee + Company report in August, 2011, referencing data from the U.S. Department of Energy, the market for SFCLs could be several billion dollars within the next decade.

¡

Superconducting Wind Turbine Generators. Superconducting wind turbines allow utilities to add more “power per tower” by significantly reducing turbine size and weight and improving power generation efficiency. According to an Amadee + Company report in August, 2011, the market for superconductor motors is estimated at more than $5.5 billion annually by 2019.

While substantial production and business challenges remain before our anticipated commercial product launch, we believe we have made significant technical progress. In 2012, we demonstrated industry leading performance in current density for HTS wire, attaining a critical performance milestone for HTS power cable applications. In addition, a number of potential customers have tested our wire for other demanding grid device applications and we have product requests for our Conductus HTS wire samples from a number of large industry participants. Our commercialization plan currently anticipates producing commercial lengths of our Conductus HTS wire by the fourth quarter of 2013.

In addition to our core strategic initiative relating to our Conductus HTS wire platform, we also have on-going business activities relating to RF filters and cryocoolers.

•

RF Filters. Conventional RF filters are fabricated primarily from aluminum blocks with hollow cavities, resonators, and tuning elements incorporated to make a frequency specific filter. Our filter structures resemble a circuit on a semiconductor using a circuit that is etched into HTS materials that are deposited on a wafer. Our unique and innovative circuits allow us to utilize the characteristics of the HTS materials for this application. We have also developed unique tuning methods that allow us to produce a frequency specific filter. We have also contributed some specialized intellectual property in exchange for a minority ownership position in Resonant LLC, a company formed to commercialize our innovative Reconfigurable Resonance™ technology for the mobile communication products industry.

•

Cryocoolers. HTS circuits need to be cooled to the critical temperature that enables the superconducting properties of the materials to be utilized. To meet this need, we developed a unique cryocooler that can efficiently and reliably cool the circuit to the critical temperature (77 degrees Kelvin). As a result, our wireless products are maintenance free and reliable enough to be deployed for many years.

Our HTS Manufacturing System

We consider our unique manufacturing systems to be significant to our business plan and competitive positioning, especially for our wire platform initiative. We have developed a proprietary Reactive Co-Evaporation and Cyclical Deposition Reaction (RCE-CDR), or simply RCE, deposition technique that allows us to precisely control growth rates, the relative proportions of metals and the chamber temperature. The process further allows us to precisely control and make the refinements necessary for a high-yield, high-output manufacturing. After extensive evaluation of a number of HTS compounds that include one or more of these HTS elements we chose yttrium barium copper oxide (YBCO) as the compound with the best properties for the applications we were pursuing. Utilizing this tightly controlled process and revolutionary RCE deposition method we increased production yield of our YBCO wafers to 98%. In addition, because we can control the factors that determine the structure of the HTS crystal being grown, we are able to make innovative changes to the crystal to optimize its performance for various applications. We have been adapting this proprietary manufacturing process to the production of 2G HTS wire over the past several years. In 2012, we designed and procured manufacturing equipment designed to greatly increase the quantity and length of HTS wire we can produce. We have installed this equipment at our new manufacturing center and corporate headquarters in Austin, Texas.

Our Proprietary Technology

Our development efforts over the last 25 years have yielded an extensive patent portfolio as well as critical trade secrets, unpatented technology and proprietary knowledge. We enter into confidentiality and non-disclosure agreements with our employees, suppliers and consultants to protect our proprietary information. Like almost all technology companies, we remain subject to a number of risks related to our ability to protect our proprietary technology.

We are currently focusing our development efforts on superconducting power applications. As discussed above, we are adapting our unique HTS materials deposition techniques to deliver energy efficient, cost-effective and high performance 2G HTS wire technology for next generation power applications. We have identified several large initial target markets for our 2G HTS wire including energy (wind turbines and smart grid devices) and industrial (electric motors and generators) applications. To accelerate development and manufacturing processes for our 2G HTS wire, we are partnering with HTS industry leaders such as the United States National Labs and the U.S. Department of Energy. These technological interchanges will help us meet the technical challenges and performance metrics for both high performance and cost effective 2G HTS wire.

Our development efforts (including those described above under Strategic Initiatives) can take a significant number of years to commercialize, and we must overcome significant technical barriers and deal with other significant risks. See “Risk Factors.”

Our Wireless Business

Our current revenue comes from the design, manufacture, and sale of high performance infrastructure products for wireless communication applications. We have three current product lines, all of which relate to wireless base stations:

•

SuperLink®, a highly compact and reliable receiver front-end HTS wireless filter system to eliminate out-of-band interference for wireless base stations, combining filters with a proprietary cryogenic cooler and a cooled low-noise amplifier.

•	AmpLink®, a ground-mounted unit for wireless base stations that includes a high-performance amplifier and up to six dual duplexers.

•

SuperPlex, a high-performance multiplexer that provides extremely low insertion loss and excellent cross-band isolation designed to eliminate the need for additional base station antennas and reduce infrastructure costs.

We sell most of our current commercial products to a small number of wireless carriers in the United States, including AT&T and Verizon Wireless. We derived 95% of our commercial product revenues from Verizon Wireless and AT&T in the first three fiscal quarters of 2012, 96% in 2011 and 92% in 2010 and 2009. Demand for wireless communications equipment fluctuates dramatically and unpredictably and recently demand for our products has been trending downward. The wireless communications infrastructure equipment market is extremely competitive and is characterized by rapid technological change, new product development, product obsolescence, evolving industry standards and price erosion over the life of a product. We face constant pressures to reduce prices. Consequently, we expect the average selling prices of our products will continue decreasing over time. We expect these trends to continue and they may cause significant fluctuations in our quarterly and annual revenues. Our commercial operations are subject to a number of significant risks. See “Risk Factors.”

Recent Events

As previously announced by us, Aegis Capital Corp., the placement agent in this offering, recently served as underwriter in connection with an underwritten offering of 3,833,334 shares of our common stock, or the November 2012 Offering, for which we received gross proceeds of $1,150,000. The initial closing of the November 2012 Offering occurred on November 26, 2012 followed by the closing of the over-allotment option on December 6, 2012. For its services, Aegis received (i) $80,500 as underwriting discounts; (ii) a 1.0% non-accountable expense allowance inclusive of a $25,000 advance; (iii) $47,806 as reimbursement for actual out-of-pocket expenses; and (iv) underwriter warrants to purchase 100,000 shares of common stock, exercisable over the three-year period commencing one-year from the commencement of the prior offering at an exercise price of $0.375 per share.

As previously announced by us, on April 5, 2012, we received a letter from the Listing Qualifications Department of the NASDAQ Stock Market notifying us that the minimum bid price per share for our common stock fell below $1.00 for a period of 30 consecutive business days and therefore we did not meet the minimum bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2). We were initially provided 180 calendar days, or until October 2, 2012, to regain compliance with the minimum bid price requirement. On October 3, 2012, NASDAQ granted us an extension of 180 days and we now have until April 1, 2013 to regain compliance with the minimum bid price requirement. In accordance with Rule 5810(c)(3)(A), we can regain compliance if at any time during the 180-day period the closing bid price of our common stock is at least $1.00 for a minimum of 10 consecutive business days. We continue to monitor the closing bid price of our common stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement. In particular, we would seek to implement an appropriate reverse stock split in advance of the April 1, 2013 deadline, if needed to regain compliance.

Our Corporate Information

Our executive offices are located at 9101 Wall Street, Austin, Texas 78754 and at 460 Ward Drive, Santa Barbara, California 93111, and our telephone number is (805) 690-4500. We were incorporated in Delaware on May 11, 1987. Additional information about us is available on our website at www.suptech.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of or incorporated into this prospectus supplement or the accompanying prospectus. Our common stock is currently traded on the NASDAQ Capital Market under the symbol “SCON.”

The Offering

Securities offered by us	6,250,000 shares of common stock

Common stock to be outstanding after this offering	50,324,288 shares of common stock

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital, product development and capital expenditures. See “Use of Proceeds” on page S-19.

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before investing in our securities.

NASDAQ Capital Market trading symbol	SCON

The number of shares of common stock to be outstanding after this offering is based on 40,240,954 shares outstanding on September 29, 2012 as adjusted for the 3,833,334 shares sold in the November 2012 Offering and excludes as of that date:

•	options representing the right to purchase a total of 1,298,251 shares of common stock at a weighted average exercise price of $3.81 per share; and

•	warrants representing the right to purchase a total of 5,033,414 shares of common stock at a weighted-average exercise price of $1.35 per share.

The information above also excludes warrants to purchase 100,000 shares of our common stock at an exercise price of $0.375 per share issued to the placement agent for serving as underwriter in the November 2012 Offering and 5,646,420 shares of our common stock issuable upon conversion of the 564,642 shares of outstanding Series A Preferred Stock. The conversion of our Series A Preferred Stock is subject to certain limitations. See “Description of Capital Stock – Preferred Stock – Series A Convertible Preferred Stock” on page 9 of the accompanying prospectus.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes.

Risks Related to Our Business

We have a history of losses and may never become profitable.

In each of our last five years, we have experienced significant net losses and negative cash flows from operations. For the nine-month period ended September 29, 2012, we incurred a net loss of $8.7 million and had negative cash flows from operations of $7.4 million. In 2011, we incurred a net loss of $13.4 million and had negative cash flows from operations of $10.0 million. In 2010, we incurred a net loss of $12.0 million and had negative cash flows from operations of $9.4 million. Our independent registered public accounting firm has included in its audit reports an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we fail to increase our revenues, we may not achieve and maintain profitability and may not meet our expectations or the expectations of financial analysts who report on our stock.

We need to raise additional capital, and if we are unable to raise capital our ability to implement our current business plan and ultimately our viability as a company could be adversely affected.

At September 29, 2012 and December 31, 2011, we had $2.5 million and $6.2 million, respectively, in cash and cash equivalents. Our cash resources, including the proceeds from this offering, may not be sufficient to fund our business for at least the next twelve months.

Additional financing may not be available on acceptable terms or at all. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock and could also require that we issue warrants in connection with sales of our stock. If we cannot raise any needed funds, we might be forced to make further substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.

We believe the key factors to our future liquidity will be our ability to successfully use our expertise and our technology to generate revenues in various ways, including commercial operations, government contracts, joint ventures and licenses. Because of the uncertainty of these factors, we may need to raise funds to meet our working capital needs.

Our strategic initiative to develop a new wire platform may not prove to be successful.

We have spent a considerable amount of resources in developing a new wire platform for power applications. Substantial technical and business challenges remain before we have a commercially successful product introduction. We may not be able to overcome these challenges or produce a commercially viable product in a timely or cost effective manner, if at all. Such a failure could adversely impact our prospects, liquidity and stock price.

There are numerous technological challenges that must be overcome in order for our Conductus HTS wire to become commercially successful and our ability to address such technological challenges may adversely affect our ability to gain customers.

Our superconducting wire product is in the middle stages of development, and in the early stages of commercialization. To date, commercial use of HTS wire has been limited primarily to small feasibility demonstrations and projects that are subsidized by government authorities or limited customer sponsored projects. While we have completed acceptance testing of our manufacturing equipment to produce HTS wire, there are a number of challenges to overcome before we achieve full customer qualification and broad commercialization of HTS wire. First, we need to overcome additional engineering hurdles to produce commercial lengths of HTS wire. We will be required to devote significant additional funds and other resources to achieve our commercial lengths milestones. While our commercialization plan contemplates production of commercial lengths by the fourth quarter of 2013, the manufacturing process is complex and can be delayed due to many factors, not all of which are in our control. Second, the current HTS wire market is supply constrained. Neither we nor other current producers can manufacture sufficient wire to meet demand; customers cannot purchase long-length wire with any reasonable confidence or guaranteed volume; and electric utilities lack confidence in product availability which leads to delays in their deployment roadmap. Thirdly, HTS wire performance is currently below what many customers require. Many power applications require high performance wire with high current carrying capacity, mechanical durability, electrical integrity with low AC losses and minimal splices. Producing high performance HTS wire has proven difficult, especially at volumes required for large scale deployment. Fourth, high demand for premium performance wire available in very low volume results in a high wire price that narrows the market and limits commercial viability. Delays in our Conductus HTS wire development, as a result of technological challenges, lack of funds or other factors, may result in the introduction or commercial acceptance of our HTS wire products later than expected or result in our inability to commercialize HTS wire.

The commercial uses of superconducting wire and superconducting wire related products are limited today, and a broad commercial market may not develop.

Even if the technological hurdles are overcome, there is no certainty that a robust commercial market for unproven HTS wire products will come to fruition in the near term or at all. While customer demand is high and market forecasts project large revenue opportunity for superconducting wire in power applications, the market may not develop and superconducting wire might never achieve long term, broad commercialization. In such an event, we would not be able to implement our business could be adversely impacted.

We have limited experience marketing and selling superconducting wire products, and our failure to effectively market and sell our superconducting wire solutions would lower our revenue and cash flow.

We have limited experience marketing and selling our superconducting wire. Once our superconducting wire is ready for commercial use, we will have to hire and develop a marketing and sales team that will effectively demonstrate the advantages of our product over both more traditional products and competing superconducting products or other adjacent technologies. We may not be successful in our efforts to market this new technology.

We rely on a small group of customers for the majority of our commercial wireless revenues, and the loss of any one of these customers could adversely affect our business.

We sell most of our current line of products (i.e., our wireless products, rather than our expected HTS wire) to a small number of wireless carriers. We derived 95% of our commercial product revenues from Verizon Wireless and AT&T in the first three fiscal quarters of 2012, 96% in 2011 and 92% in 2010 and 2009. Our future commercial wireless revenue depends upon the wireless carriers continuing to purchase our products. Demand for wireless communications equipment fluctuates dramatically and unpredictably and recently demand for our products has been trending downward, resulting in recent declines in revenues from our wireless business. Such fluctuations in demand from such customers could continue to negatively impact our results.

Many of our customers also provide minimal lead-time prior to the release of their purchase orders and have non-binding commitments to purchase from us. If we fail to forecast our customer’s demands accurately, we could experience delays in manufacturing, which could result in customer dissatisfaction. Additionally, these factors further impact our ability to forecast future revenue.

In addition we anticipate that the market for our Conductus HTS wire would also consist of a small number of customers.

We expect decreases in average selling prices, requiring us to reduce product costs in order to achieve and maintain profitability.

We face pressure to reduce prices and accordingly, the average selling price of our existing products has decreased over the years. We anticipate customer pressure on our product pricing will continue for the foreseeable future. HTS wire is currently being sold at $250- 400/kiloampere-meter (kA-m). At this price, HTS wire represents more than half the cost of the end device. An industry wide price reduction is required for broad commercialization. Cryogenic systems, including cryocoolers and cryostats, have been developed but will also need to be cost optimized as HTS wire becomes available in volume. We have plans to further reduce the manufacturing cost of our products, but there is no assurance that our future cost reduction efforts will keep pace with price erosion. We will need to continue to reduce our manufacturing costs through engineering improvements and economies of scale in production and purchasing to attain the pricing levels demanded by the industry long term while achieving adequate margins. We may not be able to achieve the required product cost savings at a rate needed to keep pace with competitive pricing pressure. Additionally, we may be forced to discount future orders. If we fail to reach our cost saving objectives or we are required to offer future discounts, our business may be harmed.

We face competition with respect to various aspects of our technology and product development.

Our current wireless products compete on the basis of performance, functionality, reliability, pricing, quality, and compliance with industry standards. Our current and potential wireless competitors include conventional RF filter manufacturers, CommScope, Powerwave, and RFS and both established and newly emerging companies developing similar or competing HTS technologies. With respect to our HTS materials, we compete with American Superconductor, SuperPower and THEVA, among others. In addition, we currently supply components and license technology to several companies that may eventually decide to manufacture or design their own HTS components, rather than purchasing or licensing our technology. If we are unable to compete successfully against our current or future competitors, then our business and results of operations will be adversely affected.

We may not be able to compete effectively against alternative technologies.

Our products also compete with a number of alternative approaches and technologies. Some of these alternatives may be more cost effective or offer better performance than our products and we may not succeed in competing against these alternatives.

We currently rely on specific technologies and may not successfully adapt to the rapidly changing market environments.

We must overcome technical challenges to commercialize our Conductus HTS wire. If we are able to so, we will need to attain customer acceptance of our Conductus HTS wire, and we cannot ensure that such acceptance will occur. We will have to continue to develop and integrate advances to our core technologies. We will also need to continue to develop and integrate advances in complementary technologies. We cannot guarantee that our development efforts will not be rendered obsolete by research efforts and technological advances made by others. Wireless telecommunication equipment is characterized by rapidly advancing technology. Our wireless business success depends upon our ability to keep pace with advancing wireless technology, including materials, processes and industry standards.

We experience significant fluctuations in sales and operating results from quarter to quarter.

Our quarterly results fluctuate due to a number of factors, including:

•	the lack of any contractual obligation by our customers to purchase their forecasted demand for our products;

•	variations in the timing, cancellation, or rescheduling of customer orders and shipments; and

•	high fixed expenses that may disproportionately impact operating expenses, especially during a quarter with a sales shortfall.

The nature of our business requires that we promptly ship products after we receive orders. This means that we typically do not have a significant backlog of unfilled orders at the start of each quarter. Our major customers generally have no contractual obligation to purchase forecasted amounts and may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice and minimal penalty. As a result of these factors, we may not be able to accurately predict our quarterly sales. Any shortfall in sales relative to our quarterly expectations or any delay of customer orders would adversely affect our revenues and results of operations.

Order deferrals and cancellations by our customers, declining average sales prices, changes in the mix of products sold, increases in inventory and finished goods, delays in the introduction of new products and longer than anticipated sales cycles for our products have, in the past, adversely affected our results of operations. Despite these factors, we maintain significant finished goods, work-in-progress and raw materials inventory to meet estimated order forecasts. If our customers purchase less than the forecasted amounts or cancel or delay existing purchase orders, there will be higher levels of inventory that face a greater risk of obsolescence. If our customers desire to purchase products in excess of the forecasted amounts or in a different product mix, there may not be enough inventory or manufacturing capacity to fill their orders.

Due to these and other factors, our past results may not be reliable indicators of our future performance. Future revenues and operating results may not meet the expectations of stock analysts and investors. In either case, the price of our common stock could be materially adversely affected.

We depend on the capital spending patterns of our customers, and if capital spending is decreased or delayed, our business may be harmed.

Any substantial decrease or delay in capital spending patterns from our customers may harm our business. Demand from customers for our products depends to a significant degree upon the amount and timing of capital spending by these customers for constructing, rebuilding or upgrading their systems. Their capital spending patterns depend on a variety of factors, including access to financing, the status of federal, local and foreign government regulation and deregulation, overall demand, competitive pressures and general economic conditions. In addition, capital spending patterns can be subject to some degree of seasonality, with lower levels of spending in the first and third calendar quarters, based on annual budget cycles.

The current worldwide uncertainty may adversely affect our business, operating results and financial condition.

The United States and global economies continue to experience a financial downturn, with some financial and economic analysts predicting that the global economy may be entering into a prolonged economic downturn characterized by high unemployment, limited availability of credit, increased rates of default and bankruptcy and decreased consumer and business spending. These developments could negatively affect our business, operating results and financial condition in a number of ways. For example, current or potential customers may delay or decrease spending with us or may not pay us, or may delay paying us for previously purchased products. In addition, this downturn has had, and may continue to have, an unprecedented negative impact on the global credit markets. Credit has tightened significantly, resulting in financing terms that are less attractive to borrowers, and in many cases, the unavailability of certain types of debt financing. If this crisis continues or worsens, and if we are required to obtain financing in the near term to meet our working capital or other business needs, we may not be able obtain that financing. Further, even if we are able to obtain the financing we need, it may be on terms that are not favorable to us, with increased financing costs and restrictive covenants.

Our reliance on a limited number of suppliers and the long lead time of components for our products could impair our ability to manufacture and deliver our systems on a timely basis.

A number of components used in our products are available from a limited number of outside suppliers due to unique designs as well as certain quality and performance requirements. There are components that we source from a single vendor due to the present volume. In addition, key components of our conventional products are manufactured by a sole foreign manufacturer. Our reliance on sole or limited source suppliers involves certain risks and uncertainties, many of which are beyond our control. These include the possibility of a shortage or the discontinuation of certain key components. Any reduced availability of these parts or components when required could impair our ability to manufacture and deliver our systems on a timely basis and result in the delay or cancellation of orders, which could harm our business.

In addition, the purchase of some of our key components involves long lead times and, in the event of unanticipated increases in demand for our solutions, we may be unable to obtain these components in sufficient quantities to meet our customers’ requirements. We do not have guaranteed supply arrangements with any of these suppliers, do not maintain an extensive inventory of parts or components and customarily purchase sole or limited source parts and components pursuant to purchase orders. Business disruptions, quality issues, production shortfalls or financial difficulties of a sole or limited source supplier could materially and adversely affect us by increasing product costs, or eliminating or delaying the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could impair our ability to manufacture and deliver our systems on a timely basis and could harm our business.

Our reliance on a limited number of suppliers exposes us to quality control issues.

Our reliance on certain single-source and limited-source components exposes us to quality control issues if these suppliers experience a failure in their production process or otherwise fail to meet our quality requirements. A failure in single-source or limited-source components or products could force us to repair or replace a product utilizing replacement components. If we cannot obtain comparable replacements or effectively return or redesign our products, we could lose customer orders or incur additional costs, which could have a material adverse effect on our gross margins and results of operations.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to possible losses of competitive advantage.

Our efforts to protect our proprietary rights may not succeed in preventing infringement by others or ensure that these rights will provide us with a competitive advantage. Pending patent applications may not result in issued patents and the validity of issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of the products. Additionally, certain of the issued patents and patent applications are owned jointly with third parties. Because any owner or co-owner of a patent can license its rights under jointly-owned patents or applications, inventions made by us jointly with others are not subject to our exclusive control. Any of these possible events could result in losses of competitive advantage.

We depend on specific patents and licenses to technologies, and we will likely need additional technologies in the future that we may not be able to obtain.

We utilize technologies under licenses of patents from others for our products. These licenses can include termination rights in favor of the licensor and, in certain circumstances, minimum royalty payments irrespective of the termination of the license and our ability to utilize such rights following such termination. These patents may be subject to challenge, which may result in significant litigation expense (which may or may not be recoverable against future royalty obligations). Additionally, we continually try to develop new products, and, in the course of doing so, we may be required to utilize intellectual property rights owned by others and may seek licenses to do so. Such licenses may not be obtainable on commercially reasonable terms, or at all. It is also possible that we may inadvertently utilize intellectual property rights held by others, which could result in substantial claims.

Intellectual property infringement claims against us could materially harm results of operations.

Our products incorporate a number of technologies, including high-temperature superconductor technology, technology related to other materials, and electronics technologies. Our patent positions, and that of other companies using high-temperature superconductor technology, is uncertain and there is significant risk that others, including our competitors or potential competitors, have obtained or will obtain patents relating to our products or technologies or products or technologies planned to be introduced by us.

We believe that patents may be or have been issued, or applications may be pending, claiming various compositions of matter used in our products. We may need to secure one or more licenses of these patents. There can be no assurances that such licenses could be obtained on commercially reasonable terms, or at all. We may be required to expend significant resources to develop alternatives that would not infringe such patents or to obtain licenses to the related technology. We may not be able to successfully design around these patents or obtain licenses to them and may have to defend ourselves at substantial cost against allegations of infringement of third party patents or other rights to intellectual property. In those circumstances, we could face significant liabilities and also be forced to cease the use of key technology.

Other parties may have the right to utilize technology important to our business.

We utilize certain intellectual property rights under non-exclusive licenses or have granted to others the right to utilize certain intellectual property rights licensed from a third party. Because we may not have the exclusive rights to utilize such intellectual property, other parties may be able to compete with us, which may harm our business.

Because competition for target employees is intense, we may be subject to claims of unfair hiring practices, trade secret misappropriation or other related claims.

Companies in the wireless telecommunications industry whose employees accept positions with competitors frequently claim that competitors have engaged in unfair hiring practices, trade secret misappropriation or other related claims. We may be subject to such claims in the future as we seek to hire qualified personnel, and such claims may result in material litigation. If this should occur, we could incur substantial costs in defending against these claims, regardless of their merits.

Our success depends on the attraction and retention of senior management and technical personnel with relevant expertise.

As a competitor in a highly technical market, we depend heavily upon the efforts of our existing senior management and technical teams. The loss of the services of one or more members of these teams could slow product development and commercialization objectives. Due to the specialized nature of our products, we also depend upon our ability to attract and retain qualified technical personnel with substantial industry knowledge and expertise. Competition for qualified personnel is intense, and we may not be able to continue to attract and retain qualified personnel necessary for the development of our business.

Regulatory changes could substantially harm our business.

Certain regulatory agencies in the United States and other countries set standards for operations within their territories. Equipment marketed for use within their territories must meet specific technical standards. Our ability to sell our products is impacted by regulatory changes and requirements and depends on the ability of our customers to obtain and retain the necessary approvals and licenses. HTS wire is subject to a regulatory regime, which may become more strictly regulated. Any failure or delay in obtaining necessary approvals could harm our business.

We may acquire or make investments in companies or technologies that could cause loss of value to stockholders and disruption of business.

We may explore opportunities to acquire companies or technologies in the future. Other than the acquisition of Conductus, Inc. in 2002, we have not made any such acquisitions or investments to date and, therefore, our ability as an organization to make acquisitions or investments is unproven. An acquisition entails many risks, any of which could adversely affect our business, including:

•	failure to integrate operations, services and personnel;

•	the price paid may exceed the value eventually realized;

•	loss of share value to existing stockholders as a result of issuing equity securities to finance an acquisition;

•	potential loss of key employees from either our then current business or any acquired business;

•	entering into markets in which we have little or no prior experience;

•	diversion of financial resources and management’s attention from other business concerns;

•	assumption of unanticipated liabilities related to the acquired assets; and

•	the business or technologies acquired or invested in may have limited operating histories and may be subjected to many of the same risks to which we are exposed.

In addition, future acquisitions may result in potentially dilutive issuances of equity securities, or the incurrence of debt, contingent liabilities or amortization expenses or charges related to goodwill or other intangible assets, any of which could harm our business. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.

If we are unable to implement appropriate controls and procedures to manage our potential growth, we may not be able to successfully offer our products and implement our business plan.

Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. Growth in future operations would place a significant strain on management systems and resources. We expect that we would need to improve our financial and managerial controls, reporting systems and procedures, and would need to expand, train and manage our work force worldwide. Furthermore, we expect that we would be required to manage multiple relationships with various customers and other third parties.

Compliance with environmental regulations could be especially costly due to the hazardous materials used in the manufacturing process. In addition, we could incur expenditures related to hazardous material accidents.

We are subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our business. Current or future laws and regulations could require substantial expenditures for preventative or remedial action, reduction of chemical exposure, waste treatment or disposal. Any failure to comply with present or future regulations could result in fines being imposed, suspension of production or interruption of operations. In addition, these regulations could restrict our ability to expand or could require us to acquire costly equipment or incur other significant expense to comply with environmental regulations or to clean up prior discharges.

In addition, although we believe that our safety procedures for the handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, there is always the risk of accidental contamination or injury from these materials. To date, we have not incurred substantial expenditures for preventive action with respect to hazardous materials or for remedial action with respect to any hazardous materials accident, but the use and disposal of hazardous materials involves risk that we could incur substantial expenditures for such preventive or remedial actions. If such an accident were to occur, we could be held liable for resulting damages. The liability in the event of an accident or the costs of such remedial actions could exceed our resources or otherwise have a material adverse effect on our financial condition, results of operations or cash flows.

The reliability of market data included in our public filings is uncertain.

Since we operate in a rapidly changing market, we have in the past, and may from time to time in the future, include market data from industry publications and our own internal estimates in some of the documents we file with the SEC. The reliability of this data cannot be assured. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe that the market data used in our filings with the SEC is and will be reliable, it has not been independently verified. Similarly, internal company estimates, while believed by us to be reliable, have not been verified by any independent sources.

Our international operations expose us to certain risks.

In 2007, we formed a joint venture with Hunchun Baoli Communication Co. Ltd. (“BAOLI”) to manufacture and sell our SuperLink interference elimination solution in China. In additional to facing many of the risks faced by our domestic business, if that joint venture or any other international operation we may have is to be successful, we (together with any joint venture partner) must recruit the necessary personnel and develop the facilities needed to manufacture and sell the products involved, learn about the local market (which may be significantly different from our domestic market), build brand awareness among potential customers and compete successfully with local organizations with greater market knowledge and potentially greater resources than we have. We must also obtain a number of critical governmental approvals from both the United States and the local country governments on a timely basis, including those related to any transfers of our technology. We must establish sufficient controls on any foreign operations to ensure that those operations are operated in accordance with our interests, that our intellectual property is protected and that our involvement does not inadvertently create potential competitors. There can be no assurance that these conditions will be met. Even if they are met, the process of building our international operations could divert financial resources and management attention from other business concerns.

Finally, our international operations will also be subject to the general risks of international operations, such as:

•	changes in exchange rates;

•	international political and economic conditions;

•	changes in government regulation in various countries;

•	trade barriers;

•	adverse tax consequences; and

•	costs associated with expansion into new territories.

Risks Related to the Offering

Our stock price is volatile.

The market price of our common stock has been, and we expect will continue to be, subject to significant volatility. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

•	our perceived prospects;

•	progress or any lack of progress (or perceptions related to progress) in timely overcoming the remaining substantial technical and commercial challenges related to our Conductus HTS wire initiative;

•	variations in our operating results and whether we have achieved key business targets;

•	changes in, or our failure to meet, earnings estimates;

•	changes in securities analysts’ buy/sell recommendations;

•	differences between our reported results and those expected by investors and securities analysts;

•	announcements of new contracts by us or our competitors;

•	market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

•	general economic, political or stock market conditions.

Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future.

Our ability to publicly or privately sell equity securities and the liquidity of our common stock could be adversely affected if we are delisted from the NASDAQ Capital Market or if we are unable to transfer our listing to another stock market.

Our common stock is listed for trading on the NASDAQ Capital Market. NASDAQ has adopted a number of continued listing standards that are applicable to our common stock, including a requirement that the bid price of our common stock be at least $1.00 per share. Failure to maintain the minimum bid price can result in the delisting of our common stock from the NASDAQ Capital Market.

On April 5, 2012, we received a letter from the Listing Qualifications Department of the NASDAQ Stock Market notifying us that the minimum bid price per share for our common stock fell below $1.00 for a period of 30 consecutive business days and therefore we did not meet the minimum bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2). We were initially provided 180 calendar days, or until October 2, 2012, to regain compliance with the minimum bid price requirement. On October 3, 2012, NASDAQ granted us an extension of 180 days and we now have until April 1, 2013 to regain compliance with the minimum bid price requirement. In accordance with Rule 5810(c)(3)(A), we can regain compliance if at any time during the 180-day period the closing bid price of our common stock is at least $1.00 for a minimum of 10 consecutive business days. We continue to monitor the closing bid price of our common stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement. In particular, we would seek to implement an appropriate reverse stock split in advance of the April 1, 2013 deadline, if needed to regain compliance. A reverse split could have an adverse impact on our market capitalization and the liquidity of our common stock.

If compliance with the minimum bid price rule cannot be demonstrated by April 1, 2013, NASDAQ will issue a Staff Delisting Determination Letter and our common stock will be subject to delisting from the NASDAQ Capital Market. If our common stock is delisted by NASDAQ, our common stock may be eligible to trade on the OTC Bulletin Board or another over-the-counter market. Any such alternative would likely result in it being more difficult for us to raise additional capital through the public or private sale of equity securities and for investors to dispose of, or obtain accurate quotations as to the market value of, our common stock. In addition, there can be no assurance that our common stock would be eligible for trading on any such alternative exchange or markets.

We have a significant number of outstanding warrants and options, and future sales of the shares obtained upon exercise of these options or warrants could adversely affect the market price of our common stock.

As of September 29, 2012, we had outstanding options exercisable for an aggregate of 890,543 shares of common stock at a weighted average exercise price of $4.75 and warrants to purchase up to 5,033,414 shares of our common stock at an exercise price of $1.35 per share. In November 2012, we issued warrants to purchase 100,000 shares of our common stock at an exercise price of $0.375 per share to the placement agent for serving as underwriter in connection with the November 2012 Offering. We have registered the issuance of all the shares issuable upon exercise of the options and warrants, and they will be freely tradable by the exercising party upon issuance. The holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale. As our stock price rises, the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of our common stock to decline.

We also have an aggregate of 564,642 shares of our Series A Convertible Preferred Stock, or Series A Preferred Stock, outstanding which can be converted (under certain conditions) into an additional 5,646,420 shares of our common stock so long as the number of shares of our common stock beneficially owned by BAOLI and its affiliates following such conversion does not exceed 9.9% of our outstanding common stock. All of these shares are “restricted securities” as defined under Rule 144 under the Securities Act. See the section in the accompanying prospectus entitled “Description of Capital Stock — Preferred Stock.”

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Our corporate governance structure may prevent our acquisition by another company at a premium over the public trading price of our shares.

Provisions of our restated certificate of incorporation, as amended, or our certificate of incorporation, and our amended and restated bylaws, as amended, or our bylaws, and of Delaware corporate law could delay or make more difficult an acquisition of our company by merger, tender offer or proxy contest, even if such an acquisition could create an immediate benefit to our stockholders. For example, our certificate of incorporation does not permit stockholders to act by written consent, and our bylaws generally require 90 days advance notice of any matters to be brought before the stockholders at an annual or special meeting.

In addition, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. At September 29, 2012, 1,388,477 shares of preferred stock remained unissued. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred stock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.

Further, our certificate of incorporation also provides for a classified board of directors with directors divided into three classes serving staggered terms. These provisions may have the effect of delaying or preventing a change in control of us without action by our stockholders and, therefore, could adversely affect the price of our stock or the possibility of sale of shares to an acquiring person. See the section in the accompanying prospectus entitled “Description of Capital Stock — Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents.”

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

You will experience immediate dilution in the book value per share of common stock as a result of this offering.

Investors in this offering will experience immediate dilution in their net tangible book value per share to the extent of the difference between the public offering price per share of common stock and the “adjusted” net tangible book value per share after giving effect to the offering. Our net tangible book value as of September 29, 2012 was approximately $8.4 million, or $0.21 per share of our common stock based on 40,240,954 shares outstanding. After giving effect to the issuance and sale of all 6,250,000 of the offered shares of our common stock, and after deducting the placement agent fees and estimated offering expenses payable by us, and giving effect to the November 2012 offering, our net tangible book value as of September 29, 2012, would have been approximately $11.2 million, or $0.22 per share of our common stock. This amount represents an increase in net tangible book value of $0.01 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.10 per share to investors in this offering. See the section entitled “Dilution” below.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $1,785,000 after deducting estimated placement agent fees and estimated offering expenses that we must pay and assuming we sell the maximum number of shares offered hereby.

We intend to use the net proceeds from this offering for general corporate purposes, which may include capital expenditures. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

Pending use of the proceeds as described above or otherwise, we intend to invest the net proceeds in money market funds and/or short-term interest-bearing, investment-grade securities.

DETERMINATION OF OFFERING PRICE

We established the public offering price following negotiations with prospective investors and with reference to the prevailing market price of our common stock, recent trends in such price, daily average trading volume of our common stock, our current stage of development, future capital needs and other factors.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the “adjusted” net tangible book value per share of our common stock after giving effect to the offering. Our net tangible book value as of September 29, 2012 was $8.4 million, or $0.21 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 29, 2012. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 6,250,000 shares of our common stock in this offering at a price of $0.32 per share and after deducting the placement agent fees and estimated offering expenses we must pay, and after giving effect to the November 2012 Offering in which we sold 3,833,334 shares of our common stock at a price of $0.30 per share and after deducting the related underwriting discounts and offering expenses, our as adjusted net tangible book value as of September 29, 2012 would have been approximately $11.2 million, or $0.22 per share. This represents an increase in net tangible book value of $0.01 per share to existing stockholders and immediate dilution in net tangible book value of $0.10 per share to new investors purchasing our common stock in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per share		$0.32
Net tangible book value per share as of September 29, 2012	$0.21
Increase per share attributable to new investors	$0.01

As adjusted net tangible book value per share after this offering		$0.22

Dilution per share to new investors		$0.10

The number of shares of common stock to be outstanding after this offering is based on 40,240,954 shares outstanding on September 29, 2012 as adjusted for the 3,833,334 shares sold in the November 2012 offering and excludes as of that date:

•	options representing the right to purchase a total of 1,298,251 shares of common stock at a weighted average exercise price of $3.81 per share; and

•	warrants representing the right to purchase a total of 5,033,414 shares of common stock at a weighted-average exercise price of $1.35 per share.

The information above also excludes warrants to purchase 100,000 shares of our common stock at an exercise price of $0.375 per share issued to the placement agent for serving as underwriter in the November 2012 Offering and 5,646,420 shares of our common stock issuable upon conversion of the 564,642 shares of outstanding Series A Preferred Stock. The conversion of our Series A Preferred Stock is subject to certain limitations. See “Description of Capital Stock – Preferred Stock” on page 7 of the accompanying prospectus.

To the extent that outstanding options or warrants are exercised, investors purchasing our common stock in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of December 13, 2012, with Aegis Capital Corp. as placement agent. Subject to the terms and conditions contained in the placement agency agreement the placement agent has agreed to act as the placement agent in connection with the sale of shares of our common stock, or the Shares. The placement agent may engage selected dealers to assist in the placement of the Shares. The placement agent is not purchasing or selling any securities by this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the Shares, but they have agreed to use their best efforts to arrange for the sale of all of the Shares in this offering.

The placement agency agreement provides that the obligations of the placement agent and the purchasers are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

We currently anticipate that the closing of the sale of the Shares offered hereby will take place on or before December 18, 2012. Upon closing, we will deliver to each purchaser delivering funds the number of Shares purchased by such purchaser through the facilities of The Depository Trust Company.

We have agreed to pay the placement agent an aggregate fee equal to 7.0% of the gross proceeds (equivalent to 7.00% per share of the per share offering price of $0.32) of this offering and expect the net proceeds from this offering to be approximately $1,785,000 after deducting up to $140,000 in placement agent commissions and $75,000 in our estimated offering expenses. In addition, we have agreed to pay a non-accountable expense allowance to Aegis equal to 1.00% of the public offering price and we have agreed to pay an additional $12,194 of actual out-of-pocket expenses: (a) the costs of certain newspaper tombstones; and (b) the actual road show expenses of the placement agent in connection with the offering. We have also agreed to pay all filing fees incurred in clearing this offering with FINRA.

We also agreed to grant compensation warrants to the placement agent to purchase an aggregate number of shares of common stock equal to 3.0% of the number of shares sold to purchasers in this offering, or the Compensation Warrants. The Compensation Warrants will have an exercise price equal to $0.40 (125% of the public offering price per share of our common stock sold in this offering).

The Compensation Warrants will become exercisable on a cash-only basis from the one year anniversary of the closing date of the offering (the “Commencement Date”) and have a term of three years from the Commencement Date. The Compensation Warrants and underlying shares of our common stock will not be exercised, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Compensation Warrants by any person for a period of one year after the Commencement Date in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110. We have agreed to register the shares of common stock underlying the Compensation Warrants on a “piggy back” basis in the event we file a new registration statement for a future underwritten offering with Aegis.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities, including civil liabilities under the Securities Act and the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of those liabilities.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

Our common stock is traded on the NASDAQ Capital Market under the symbol “SCON.”

The placement agent may distribute this prospectus supplement and the accompanying prospectus electronically.

Other Relationships. Aegis has also served as underwriter in connection with an underwritten offering of 3,833,334 shares of our common stock for which we received gross proceeds of $1,150,000. The initial closing of such offering occurred on November 26, 2012 followed by the closing of the over-allotment option on December 6, 2012. For its services, Aegis received (i) $80,500 as underwriting discounts; (ii) a 1.0% non-accountable expense allowance inclusive of a $25,000 advance; (iii) $47,806 as reimbursement for actual out-of-pocket expenses; and (iv) underwriter warrants to purchase 100,000 shares of common stock, exercisable over the three-year period commencing one-year from the commencement of the prior offering at an exercise price of $0.375 per share. From time to time in the ordinary course of its business, the placement agent or its affiliates may in the future engage in investment banking, commercial banking and/or other services with us and our affiliates for which it may in the future receive customary fees and expenses.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California. Blank Rome LLP, New York, New York, is acting as counsel for the placement agent.

EXPERTS

The consolidated financial statements of Superconductor Technologies Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Superconductor Technologies Inc. for the year ended December 31, 2011: (i) as of December 31, 2011 and 2010 and for each of years then ended have been so incorporated in reliance on the report (which contains an explanatory paragraph that raises substantial doubt about the company’s ability to continue as a going concern) of Marcum LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting and (ii) for the year ended December 31, 2009 have been so incorporated in reliance on the report (which contains an explanatory paragraph that raises substantial doubt about the company’s ability to continue as a going concern) of Stonefield Josephson, Inc., independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, as amended, to register the securities offered by this prospectus supplement. However, this prospectus supplement does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov and on the investor relations page of our website at www.suptech.com. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the other information on our website is part of this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Please see the base prospectus section entitled “Documents Incorporated by Reference.”

PROSPECTUS

$80,000,000

Common Stock

Preferred Stock

Warrants

We may offer, from time to time, separately or together in any combination, common stock, preferred stock or warrants having an aggregate offering price of up to $80,000,000.

We may offer the securities in one or more series, in amounts, at prices and on terms determined at the time of offering. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts.

You should read carefully this prospectus, each prospectus supplement and the documents incorporated by reference into this prospectus and any prospectus supplement before you invest in any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on the NASDAQ Capital Market under the symbol “SCON.” On April 8, 2011, the closing sale price of our common stock on the NASDAQ Capital Market was $3.27 per share.

Investing in our Securities involves risks. You should carefully consider the risk factors included under the heading “Risk Factors” in the applicable prospectus supplement and under that heading or similar headings in the other documents incorporated by reference in this prospectus or any prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $80,000,000 in the aggregate. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement.

You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus or any prospectus supplement before making an investment in our securities. See “Documents Incorporated by Reference” and “Where You Can Find More Information” for more information. You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus or a prospectus supplement is delivered or when any sale of our securities occurs.

i

SUMMARY

Our Company

We are a leading company in developing and commercializing high temperature superconductor (HTS) materials and related technologies. Superconductivity is the unique ability to conduct various signals or energy (e.g., electrical current or radio frequency (RF) signals) with little or no resistance when cooled to “critical” temperatures. HTS materials are a family of elements that demonstrate superconducting properties at temperatures significantly warmer than previous superconducting materials. Electric currents that flow through conventional conductors encounter resistance that requires power to overcome and generates heat. HTS materials can substantially improve the performance characteristics of electrical systems, reducing power loss, lowering heat generation and decreasing electrical noise. Circuits designed to remove interference inherent in some RF signals can also be made from HTS materials. Commercial use of HTS materials requires a number of cutting edge technologies, including development of HTS materials, specialized manufacturing expertise to create uniform thin layers of these materials, expert designs of circuits optimized for HTS materials, and technologies to maintain an extremely low temperature environment for HTS applications (although the critical temperatures for HTS are “high” compared with traditional superconductors, they are still extremely cold by other standards).

Strategic Initiatives

In addition to our ongoing design, manufacture, and sale of high performance infrastructure products for wireless voice and data applications described below, we have created several unique capabilities and an HTS manufacturing system that we are seeking to strategically deploy. The capabilities relate to a new wire platform, RF filters and cryocoolers:

•

Wire Platform. Following a review of our technical capabilities and core competencies, we determined that extending our HTS materials production into a new wire platform for power applications offers an attractive strategic business opportunity. Our second generation (2G) HTS wire product development is focused on large markets where the advantages of HTS wire are recognized by the industry. Our initial product roadmap targets three important applications:

•

Superconducting High Power Transmission Cables: HTS advanced power transmission cable transmits five to twenty times the electrical power of traditional copper or aluminum cables with much improved efficiency.

•

Superconducting Fault Current Limiters (SFCL): SFCLs act like powerful surge protectors, preventing harmful faults from taking down costly substation equipment. SFCLs enable the energy efficient connections of distributed power sources to the grid, fast reliable grid protection, and utilize smart grid design criteria.

•

Superconducting Wind Turbine Generators: Superconducting wind turbines allow utilities to add more “power per tower” by significantly reducing turbine size and weight and improving power generation efficiency.

While substantial technical challenges and business challenges remain before we have a commercially successful product introduction, we recently announced that we successfully produced 2G HTS wire samples that meet requirements specified by customers for HTS AC power cable, SFCLs and HTS wind turbine applications. We also announced high-magnetic-field test results for our 2G HTS wire. In an ongoing collaborative research and development agreement with Los Alamos National Laboratory (LANL), we and LANL produced a 2G HTS wire sample that demonstrates exceptional in-field critical current values. This current-carrying capability in high magnetic field demonstrates the effectiveness of our HTS fabrication process at producing 2G HTS wire for demanding applications such as superconducting fault current limiters and high-power wind turbine generators.

•

RF Filters. Conventional RF filters are fabricated primarily from aluminum blocks with hollow cavities, resonators, and tuning elements incorporated to make a frequency specific filter. Our filter structures resemble a circuit on a semiconductor using a circuit that is etched into HTS materials that are deposited on a wafer. Our unique and innovative circuits allow us to utilize the characteristics of the HTS materials for this application. We have also developed unique tuning methods that allow us to produce a frequency specific filter.

•

Cryocoolers. HTS circuits need to be cooled to the critical temperature that enables the superconducting properties of the materials to be utilized. To meet this need, we developed a unique cryocooler that can efficiently and reliably cool the circuit to the critical temperature (77 degrees Kelvin). As a result, our wireless products are maintenance free and reliable enough to be deployed for many years.

Our HTS Manufacturing System

We consider our manufacturing systems to be significant to our business plan and competitive positioning, including on our wire platform initiative. We have developed a proprietary Reactive Co-Evaporation and Cyclical Deposition Reaction (RCE), deposition technique that allows us to precisely control growth rates, the relative proportions of metals and the chamber temperature. The process further allows us to precisely control and make the refinements necessary for a high-yield, high-output manufacturing. After extensive evaluation of a number of HTS compounds that include one or more of these HTS elements we chose yttrium barium copper oxide (YBCO) as the compound with the best properties for the applications we were pursuing. Utilizing this tightly controlled process and revolutionary RCE deposition method we increased production yield of our YBCO wafers to over 95%. In addition, because we can control the factors that determine the structure of the HTS crystal being grown, we are able to make innovative changes to the crystal to optimize its performance for the RF filtering application.

Our Proprietary Technology

We are focused on research and development to maintain our technological edge. As of December 31, 2010, we had 23 employees in our research and development division; 7 of our employees have Ph.D.’s, and 7 others hold advanced degrees in physics, materials science, electrical engineering and other fields. Our development efforts over the last 23 years have yielded an extensive patent portfolio as well as critical trade secrets, unpatented technology and proprietary knowledge. We enter into confidentiality and non-disclosure agreements with our employees, suppliers and consultants to protect our proprietary information. As of December 31, 2010, we held 61 U.S. patents in addition to 23 issued foreign patents, 17 U.S. patent applications pending and 64 foreign applications patents pending.

We are currently focusing our efforts on applications in areas such as:

•

Wireless Networks. Our current commercial products help maximize the performance of wireless telecommunications networks by improving the quality of uplink signals from mobile wireless devices. Our products increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless data throughput — all while reducing capital and operating costs. We are leveraging our unique filtering technology to pursue wireless business on multiple fronts: capturing wireless business with tier one U.S. wireless carriers for the LTE network build out, and developing our advanced reconfigurable filtering technology, which has the potential to drastically reduce the size and cost of mobile devices.

•

Superconducting Power Applications. As discussed above, we are adapting our unique HTS materials deposition techniques to deliver energy efficient, cost-effective and high performance 2G HTS wire technology for next generation power applications. We have identified several large initial target markets for our 2G HTS wire including energy (wind turbines, smart grid) and industrial (motors, generators) applications. To accelerate development and manufacturing processes for our 2G HTS wire, we are partnering with HTS industry leaders such as the United States National Labs and the U.S. Department of Energy. In August 2009, we renewed our two year Cooperative Research and Development Agreement with LANL. These technological interchanges will help us meet the technical challenges and performance metrics for both high performance and cost effective 2G HTS wire.

Our development efforts (including those described above under Strategic Initiatives) can take a significant number of years to commercialize, and we must overcome significant technical barriers and deal with other significant risks. See “Risk Factors.”

Our Wireless Business

Our current revenue comes from the design, manufacture, and sale of high performance infrastructure products for wireless voice and data applications. We have three current product lines, all of which relate to wireless base stations:

•

SuperLink®, a highly compact and reliable receiver front-end HTS wireless filter system to eliminate out-of-band interference for wireless base stations, combining filters with a proprietary cryogenic cooler and a cooled low-noise amplifier.

•	AmpLink®, a ground-mounted unit for wireless base stations that includes a high-performance amplifier and up to six dual duplexers.

•

SuperPlex, a high-performance multiplexer that provides extremely low insertion loss and excellent cross-band isolation designed to eliminate the need for additional base station antennas and reduce infrastructure costs.

We sell most of our current commercial products to a small number of wireless carriers in the United States, including Alltel, AT&T, Sprint Nextel, T-Mobile and Verizon Wireless. We are seeking to expand our customer base by selling directly to other wireless network operators and manufacturers of base station equipment, including internationally. Demand for wireless communications equipment fluctuates dramatically and unpredictably. The wireless communications infrastructure equipment market is extremely competitive and is characterized by rapid technological change, new product development, product obsolescence, evolving industry standards and price erosion over the life of a product. We face constant pressures to reduce prices. Consequently, we expect the average selling prices of our products will continue decreasing over time. We expect these trends to continue and may cause significant fluctuations in our quarterly and annual revenues. Our commercial operations are subject to a number of significant risks. See “Risk Factors.”

Corporate Information

Our facilities and executive offices are located at 460 Ward Drive, Santa Barbara, California 93111, and our telephone number is (805) 690-4500. We were incorporated in Delaware on May 11, 1987. Additional information about us is available on our website at www.suptech.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus. Our common stock is currently traded on the NASDAQ Capital Market under the symbol “SCON.”

The Securities We May Offer

With this prospectus, we may offer common stock, preferred stock and warrants, separately or together in any combination of the foregoing. The aggregate initial offering price of all securities we sell in the primary offerings under this prospectus will not exceed $80,000,000. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into or exchangeable for our common stock. Holders of our common stock are entitled to such dividends as our board of directors may declare from time to time out of legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that are outstanding or that we may issue in the future. Currently, we do not pay any dividends. Each holder of our common stock is entitled to one vote per share. Holders of our common stock have no preemptive rights. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series. Our board of directors or a committee designated by our board of directors will determine the dividend, voting and conversion rights and other provisions at the time of sale. The particular terms of each class or series of preferred stock, including redemption privileges, liquidation preferences, voting rights, dividend rights and/or conversion rights, will be more fully described in the applicable prospectus supplement relating to the preferred stock offered thereby.

Warrants

We may offer warrants for the purchase of shares of preferred or common stock. We may issue the warrants by themselves or together with preferred stock or common stock and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. Our board of directors or a committee designated by our board of directors will determine the terms of the warrants at the time of sale. This prospectus contains only general terms and provisions of the warrants. The applicable prospectus supplement will describe the particular terms of the warrants being offered thereby.

RISK FACTORS

We have included discussions of cautionary factors describing risks relating to our business and an investment in our securities in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus. See “Where You Can Find More Information” for an explanation of how to get a copy of this report. Additional risks related to our securities may also be described in a prospectus supplement. Before purchasing our securities, you should carefully consider the risk factors we describe in any prospectus supplement or in any report incorporated by reference into this prospectus or such prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2010 or any Annual Report on Form 10-K or Quarterly Report on Form 10-Q that is incorporated by reference into this prospectus or such prospectus supplement after the date of this prospectus. Although we discuss key risks in those risk factor descriptions, additional risks not currently known to us or that we currently deem immaterial also may impair our business. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and may incorporate by reference, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions in this prospectus or the documents incorporated by reference. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	limited cash and a history of losses;

•	the current worldwide recession;

•	our need to raise additional capital for our business;

•	limited number of potential customers;

•	rapidly advancing technology in our target markets;

•	our need to overcome additional technical challenges necessary to develop and commercialize HTS wire;

•	the impact of competitive products, technologies and pricing;

•	limited number of suppliers for some of our components;

•	no significant backlog from quarter to quarter;

•	fluctuations in sales, product demand from quarter to quarter can be significant;

•	our proprietary rights, while important to our business, are difficult and costly to protect;

•	manufacturing capacity constraints and difficulties; and

•	cost and uncertainty from compliance with environmental regulations.

We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this prospectus or any prospectus supplement or the documents incorporated by reference herein or therein, or those that we may make orally or in writing from time to time, are based upon management’s beliefs and assumptions and are made based on information available to us as of the time made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or any prospectus supplement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. Forward-looking statements may be contained in this prospectus or any prospectus supplement (and the documents incorporated by reference herein or therein) under “Risk Factors,” or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places. Any investor in us should consider all risks and uncertainties disclosed in our filings with the SEC described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities under this prospectus will be used for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, and any other purposes that we may specify in any prospectus supplement. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that we may offer pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation, as amended, or our certificate of incorporation, and our amended and restated bylaws, as amended, or our bylaws, which are exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to our certificate of incorporation and our bylaws, as either may be amended from time to time after the date of this prospectus, but before the date of any such prospectus supplement.

Authorized Capitalization

We have 252,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 250,000,000 shares of common stock and 2,000,000 shares of preferred stock, of which 706,829 have been designated as Series A Convertible Preferred Stock, par value $0.001 per share, or Series A Preferred Stock. As of March 31, 2011, we had 33,023,687 shares of common stock outstanding and 611,523 shares of our Series A Preferred Stock outstanding. Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets that are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable. The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SCON.” Registrar & Transfer Company is the transfer agent and registrar for our common stock. Its address is 10 Commerce Drive, Cranford, NJ 07016, and its telephone number is (800) 866-1340.

Preferred Stock

Our certificate of incorporation permits us to issue up to 2,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. We currently have 706,829 shares of our Series A Preferred Stock designated, and as of March 31, 2011, we had 611,523 shares of our Series A Preferred Stock outstanding.

Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. Although our board of directors has no present intention to issue any additional preferred stock, the issuance of preferred stock could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. Such issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.

Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of our common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

The following description sets forth certain general terms and provisions of the preferred stock we may issue. If we offer convertible preferred stock, such stock will be convertible into shares of our common stock. With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) we may choose to offer, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms. Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations that will state the designation, powers, preferences, rights and qualifications, limitations and restrictions of that series of preferred stock. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

•	the designation of the series, which may be by distinguishing number, letter or title;

•

the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	the price at which the preferred stock will be issued;

•

the dividend rate, the dates on which the dividends will be payable, if any, whether dividends shall be cumulative or noncumulative and other terms relating to the payment of dividends on the preferred stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the series;

•

the amounts payable on shares of the series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•

whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	any listing of the preferred stock on any securities exchange;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Any prospectus supplement filed in connection with an offering of preferred stock will describe all material terms of such series of preferred stock and all material terms of any common stock, if any, issuable upon conversion of such preferred stock. However, the description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designations or the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock, together with our bylaws. The registration statement of which this prospectus forms a part currently does or will in the future include the certificate of designations or the certificate of amendment and our bylaws as exhibits or incorporate them by reference.

The preferred stock will, if and when issued, be fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Series A Convertible Preferred Stock

In October 2007, in connection with entering into an amended investment agreement with Hunchun BaoLi Communication Co. Ltd., or BAOLI, our board of directors authorized the designation and issuance of 706,829 shares of our Series A Preferred Stock. On January 8, 2008, the terms of the investment agreement with BAOLI were amended, and we issued to BAOLI and two related purchasers a total of 3,101,361 shares of common stock and 611,523 shares of Series A Preferred Stock. Subject to the terms and conditions of our Series A Preferred Stock and to customary adjustments to the conversion rate, each share of our Series A Preferred Stock is convertible into ten shares of our common stock so long as the number of shares of our common stock beneficially owned by BAOLI following such conversion does not exceed 9.9% of our outstanding common stock. Except for a preference on liquidation of $0.01 per share, each share of Series A Preferred Stock is the economic equivalent of the ten shares of common stock into which it is convertible. Except as required by law, the Series A Preferred Stock will not have any voting rights. For a complete description of the terms of the Series A Preferred Stock, please see the certificate of designations, filed with, and incorporated by reference into, this prospectus.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Classified Board of Directors. Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Our directors are divided into three classes, each class to serve a three-year term and to consist as nearly as possible of one third of the total number of directors. Pursuant to our bylaws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

No Stockholder Action by Written Consent. Our bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a majority of the entire board of directors or the president. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given. In addition, our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

Change in Control Agreements. A number of our executives have agreements with us that entitle them to payments in certain circumstances following a change in control.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agreement may provide that, in certain circumstances, we and the warrant agent will be permitted to amend the warrant agreement without the consent of the holders of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. The warrant agreement, together with the terms of warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the amount and terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the purchase price of each of the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities to be received upon exercise of the warrants or of the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures, conditions and limitations relating to the exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Warrants for the purchase of preferred stock and/or common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The applicable prospectus supplement will also describe the circumstances pursuant to which the exercise price and/or the number or amount of the securities to be issued upon exercise of the warrants would be adjusted and the method of making and notifying the holder of any such adjustment.

After the close of business on the applicable expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the purchased securities in the manner described in the applicable prospectus supplement. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining unexpired warrants.

Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

We have been advised by the Financial Industry Regulatory Authority, or FINRA, that the maximum commission or discount to be received by any FINRA member or independent broker-dealer in connection with any sales of securities being offered hereby is 8%.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. To the extent known to us, we will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

Derivative Securities

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Capital Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in the securities on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Material Relationships

We may use underwriters, dealers and agents with whom we have a material relationship. To the extent required, we will describe the nature of any such relationship in any prospectus supplement naming any such underwriter, dealer or agent. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses, and we will include in any prospectus supplement any required disclosure related to such transactions or services. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock, preferred stock and warrants offered by this prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Superconductor Technologies Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Superconductor Technologies Inc. for the year ended December 31, 2010: (i) as of and for the year ended December 31, 2010 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the company’s ability to continue as a going concern) of Marcum LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting and (ii) as of December 31, 2009 and for the two year period ended December 31, 2009 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the company’s ability to continue as a going concern) of Stonefield Josephson, Inc., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. The following documents have been previously filed by us with the SEC pursuant to the Exchange Act and are hereby incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 21, 2011, including portions incorporated by reference therein to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 7, 2011;

•	our Current Reports on Form 8-K filed with the SEC on February 4, 2011 and February 9, 2011; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 4, 1993.

Certain Current Reports on Form 8-K dated both prior to and after the date of this prospectus are or will be furnished to the SEC and shall not be deemed “filed” with the SEC and will not be incorporated by reference into this prospectus. However, all other reports and documents filed by us after the date of this prospectus under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering of the securities covered by this prospectus will also be deemed incorporated by reference in this prospectus and considered to be part of this prospectus from the date those documents are filed. If you make a request, orally or in writing, for any information that has been incorporated by reference into this prospectus but not delivered with this prospectus, we will provide you, without charge, a copy of any or all of that information. Requests for this information should be submitted in writing to our Secretary, at our principal executive offices at Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111-2310 or by telephone at (805) 690-4500.

This prospectus is part of a registration statement we have filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus, or any prospectus supplement. No one else is authorized to provide you with different information. You should not rely on any other representations. We are not making an offer of these securities in any state where the offer is not permitted. Our affairs may change after this prospectus or any prospectus supplement is distributed. You should not assume that the information in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing or incorporated by reference into this prospectus or any prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. In addition, we maintain a web site that contains information about us at http://www.suptech.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act, with respect to the securities registered thereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered thereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined and copied (upon payment of applicable fees) at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The registration statement is also available to you on the SEC’s web site, http://www.sec.gov.

6,250,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Aegis Capital Corp

December 13, 2012